SEC Completes Investigation of Hawk Corporation
and Takes No Action

CLEVELAND, Ohio – July 28, 2010 – Hawk Corporation (NYSE Amex: HWK) announced today that the Staff of the Division of Enforcement of the Securities and Exchange Commission has notified Hawk that it has completed its investigation and will not recommend enforcement action against Hawk relating to the previously-disclosed SEC investigation. Hawk has also been informed that the Staff has completed its investigation and will not recommend enforcement action against Joseph J. Levanduski, Hawk’s Senior Vice President and Director of Corporate Development.

The SEC commenced an investigation relating to activity in 2006 involving transactions in Hawk’s common stock by a hedge fund manager and related issues concerning Hawk’s compliance with the Sarbanes-Oxley Act of 2002. During the course of the investigation, Mr. Levanduski stepped aside from his role as Chief Financial Officer of Hawk. Mr. Levanduski continued to serve Hawk as an executive officer in a non-financial reporting capacity, and John T. Bronstrup assumed the office of interim Chief Accounting Officer.

With the completion of the SEC investigation, Mr. Levanduski has been restored to his role as Chief Financial Officer with the title of Senior Vice President — Chief Financial Officer and Director of Corporate Development. Mr. Bronstrup has resumed his previous position as Corporate Controller of Hawk.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 1,200 employees at 12 manufacturing, research, sales and international representative offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Contact Information
Ronald E. Weinberg, Chairman and Chief Executive Officer
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com